Exhibit 99.2

NORTHERN POWER SYSTEMS, INC.

NOTE

September 22, 2003
$2,000,000	Waitsfield, Vermont

For value received, the undersigned hereby promises to pay to Proton Energy Systems, Inc. (the “Lender”), or order, at the head office of the Lender, the principal amount of TWO MILLION DOLLARS ($2,000,000) or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan (as defined in the Agreement referred to below) made by the Lender to the undersigned pursuant to the Agreement, on the Termination Date (as defined in the Agreement referred to below) or such earlier date as may be so provided in the Agreement, in lawful money of the United States and in immediately available funds, in the amounts and on the dates provided in the Agreement and to pay interest on the unpaid principal amount of the Loan represented by this Note, at said office, in like money and funds, for the period commencing on the date hereof until paid in full, at the rates per annum and on the dates provided in the Agreement.

Overdue payments of principal (whether at stated maturity, by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest in respect of the Loan, compounded quarterly and payable on demand in immediately available funds, at the Applicable Rate (as defined in the Agreement referred to below).

1. Reference to Credit Agreement. This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain Credit Agreement dated as of September 22, 2003, by and between the undersigned and the Lender as the same may from time to time be amended or extended (herein referred to as the “Agreement”), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided. Terms defined in the Agreement and not otherwise defined in this Note are used herein with the meanings so defined.

2. Prepayments. The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

3. Acceleration. In case an Event of Default (as defined in the Agreement) shall occur, the aggregate unpaid principal of plus accrued interest on the Loan represented by this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

4. Waivers, Etc. The undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

This instrument shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York.

NORTHERN POWER SYSTEMS, INC.

By	/s/ CHARLES CURTIS
Name:	Charles Curtis
Title:	Chief Financial Officer

SCHEDULE I TO NOTE

Date	Amount of Loan	Applicable Rate	Amount Paid	Notation made by
9/22/03	$1,000,000	5.5%